Exhibit 99

EXHIBIT 99  -  PRESS RELEASE DATED APRIL 21, 2005

BEMIS COMPANY, INC.

222 South Ninth Street

Suite 2300

Minneapolis, MN 55402-4099

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Assistant Treasurer

(612) 376-3030

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS FIRST QUARTER 2005 RESULTS;  REVISES 2005 EPS AND CAPEX GUIDANCE

MINNEAPOLIS, MINNESOTA, April 21, 2005 - Bemis Company, Inc. (NYSE-BMS) today reported quarterly diluted earnings of $0.30 per share for the first quarter ended March 31, 2005, in line with the company’s revised first quarter guidance and down 25% from the prior year’s earnings of $0.40 per share.  First quarter net sales increased 21.6 percent to a record $831.9 million from $684.0 million in the prior year.  Excluding the impact of acquisitions, net sales increased by 5.5 percent.  The January 2005 acquisition of Dixie Toga in Brazil and the May 2004 Masterpak acquisition in Mexico combined to deliver a 16.1 percent increase in net sales compared to the first quarter of last year.

“We are disappointed with the results of the first quarter,” said Jeff Curler, Bemis Company President and Chief Executive Officer. “Rapid raw material cost increases have temporarily outpaced our ability to increase selling prices in our flexible packaging business segment and substantially increased the cost of normal production waste.  Order volume in extended shelf-life packaging markets was strong at the beginning of the quarter, but weakened toward the end of the quarter as selling prices adjusted to incorporate higher raw material costs.  While order volume at the beginning of the second quarter has strengthened to match the pace of 2004, we remain cautious about the impact of higher selling prices on customer order trends in the flexible packaging business segment.  As a result, we are reducing our expectations of earnings per share growth for 2005.”

BUSINESS SEGMENTS

Flexible Packaging

Flexible packaging, representing about 83 percent of total company net sales, reported net sales of $688.1 million in the first quarter, an increase of 27.7 percent compared to the same quarter in 2004.  Excluding the impact of acquisitions, net sales increased by 7.2 percent.  Currency effects accounted for less than one percent of sales growth.  Operating profit for the first quarter was $69.9 million, a decrease of 5.1 percent from the first quarter of 2004.  As a percentage of net sales, operating profit decreased to 10.2 percent from 13.7 percent a year ago.

Commenting on the flexible packaging business segment results for the quarter, Curler said, “Overall unit sales volume in flexible packaging increased modestly in the face of continued increases in selling prices.  Operating profit decreased as our normal pricing policy could not keep pace with rapidly increasing costs for certain raw materials in the latter part of 2004 and early 2005.  The impact of this time lag was magnified by strong order trends at the beginning of the quarter that weakened toward the end of the quarter.

In addition, with higher raw material costs, normal production waste has become much more expensive.  In order to decrease such costs, we have postponed certain capital investments until 2006 to divert engineering talent to waste reduction projects.  Considering the savings from these efforts, combined with our normal pricing strategy and a more cautious expectation of volume trends for the remainder of the year, we expect to regain operating profit levels consistent with 2004.

On a positive note, we are very pleased with our recent acquisition of Dixie Toga.  This is a profitable business in a growing region of the world that brings with it strong customer relationships and leading market positions.  Due to the impact of purchase accounting and acquisition related interest costs, the acquisition had little effect on the earnings per share for the first quarter.  We continue to expect operating results after the cost of debt to add $0.08 to $0.10 per share to the Bemis Company results for 2005.”

Pressure Sensitive Materials

First quarter net sales from the pressure sensitive materials business segment were $143.8 million, a 1.0 percent decrease from the first quarter of 2004.  Currency effects increased net sales by about 2.3 percent.  Operating profit of $7.6 million or 5.3 percent of net sales for the quarter improved from the first quarter of 2004 when operating profit was $5.6 million or 3.9 percent of net sales.

Commenting on the results of the pressure sensitive materials business segment, Curler said, “This business segment is successfully implementing a business strategy that is achieving sustainable profit improvement.  Label products unit volume decreased both sequentially and compared to the prior year, but the impact was substantially offset by improved price and mix.  During the first quarter of 2004, we closed a label products plant in Nevada as part of a restructuring program to improve sales mix and capacity utilization.  We expect increased emphasis on marketing and product development efforts in graphic and technical product areas to be the key to improved pressure sensitive materials segment performance in the future.”

Other Costs (Income), Net

Other costs and income includes interest income of $1.3 million.  This income is completely offset by currency exchange losses during the quarter.  During the first quarter of 2004, other costs and income included $2.8 million of equity income from the Company’s Brazilian joint venture with Dixie Toga.  In 2005, this joint venture is accounted for on a consolidated basis and the related results for the first quarter of 2005 are included in flexible packaging operating profit.

Acquisition of Dixie Toga

As previously announced, on January 5, 2005 Bemis acquired majority ownership of Dixie Toga S.A., one of the largest packaging companies in South America.  Annual revenues for this subsidiary are expected to exceed $400 million in 2005.  The acquisition included the outstanding voting common stock of Dixie Toga in addition to 43 percent of the outstanding nonvoting preferred stock.  The increase in minority interest in the first quarter is primarily due to the accounting for the preferred stock of Dixie Toga that was not acquired.  The cash purchase price of approximately $250 million was initially financed with commercial paper.  In March, Bemis refinanced $300 million of commercial paper with a private offering of 4.875 percent notes due 2012.

Capital Structure

Total debt as of March 31, 2005 was $857.9 million, an increase of $318.2 million from December 31, 2004.  This increase primarily reflects the impact of the January 2005 acquisition of Dixie Toga for about $250 million cash price and $33.7 million of assumed debt.  Increased raw material costs and product selling prices have also increased working capital compared to the same quarter of 2004.  Debt to total capitalization was 36.4 percent at March 31, 2005, compared to 26.7 percent at December 31, 2004.

Interest Expense

Interest expense for the first quarter of 2005 increased to $8.4 million compared to $2.6 million during the first quarter of 2004.  Of the total $5.8 million increase, $1.8 million is attributable to acquisition financing for Dixie Toga, $1.4 million is related to debt assumed in the acquisition, and the remainder is related to higher interest rates compared to the first quarter of 2004.  Bemis has historically financed its activities with variable rate debt and has benefited from the favorable short-term interest rate environment in recent years.  In March of 2005, Bemis refinanced $300 million of variable rate commercial paper with 4.875% fixed rate notes due 2012, reducing its exposure to variable interest rates.

2005 Earnings Outlook

While the costs of certain raw materials have moderated recently, the Company does not expect raw material costs to decrease significantly over the next three quarters.  Competition is strong across flexible packaging markets as customers seek to manage higher packaging prices.  As a result, while Bemis will continue to implement its normal pricing policy, expectations for unit sales volume in 2005 have been reduced to levels equivalent to 2004.  Bemis expects second quarter 2005 earnings per share to be approximately equal to the second quarter of 2004, or close to $0.42 per share.  For the year ended December 31, 2004, Bemis reported diluted earnings per share of $1.67.  For the full year 2005, management expects earnings per share to be slightly ahead of 2004.  This includes the accretive impact of $0.08 to $0.10 per share expected from the recent acquisition of Dixie Toga, a large Brazilian packaging company.  Previous guidance for 2005 earnings per share was $1.82 to $1.90.

Revised 2005 Capital Expenditure Guidance

In January of 2005, Bemis issued guidance of $185 to $200 million for capital expenditures in 2005.  This plan was about 25 percent higher than normal due to the addition of capacity for certain products to meet expected demand for 2006 and 2007.  While the need for additional capacity still exists, waste management has become a critical issue during this period of record high raw material costs.  In order to better control expensive raw material waste during 2005, Bemis has decided to postpone certain non-essential capital improvement projects and has redirected engineering talent toward waste reduction projects.  The revised capital expenditures plan for 2005 continues to support Bemis’ long-term growth initiatives and is expected to be in the range of $160 million to $175 million.

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Bemis Company, Inc. will Webcast an investor telephone conference regarding its first quarter 2005 financial results this morning at 10 a.m., Eastern Daylight Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations”.  However, they are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide.  Founded in 1858, the Company reported 2004 net sales of $2.8 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing and converting. The Company’s pressure sensitive materials business specializes in adhesive technologies.  Based in Minneapolis, Minnesota, Bemis employs about 15,700 individuals in 62 manufacturing facilities in 11 countries around the world.  More information about the company is available at our website, www.bemis.com.

Statements in this release that are not historical, including statements relating to the expected future performance of the company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, changes in customer order patterns and changes in prevailing market interest rates.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2004.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands of dollars except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2005	2004

Net sales	$831,869	$684,037

Costs and expenses:
Cost of products sold	676,599	540,079
Selling, general, and administrative expenses	86,205	69,981
Research and development	5,848	5,060
Interest expense	8,438	2,600
Other costs (income), net	525	(3,785)
Minority interest in net income	1,330	75

Income before income taxes	52,924	70,027

Provision for income taxes	20,700	27,000

Net income	$32,224	$43,027

Basic earnings per share of common stock	$.30	$.40

Diluted earnings per share of common stock	$.30	$.40

Cash dividends paid per share of common stock	$.18	$.16

Weighted average common shares outstanding	107,020	106,799
Weighted average common shares and common stock equivalents outstanding	108,411	107,531

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

(unaudited)

	Mar 31,	Dec 31,
	2005	2004
ASSETS

Cash	$130,707	$93,898
Accounts receivable, net	453,398	356,944
Inventories, net	450,501	387,414
Prepaid expenses	35,076	35,511
Total current assets	1,069,682	873,767

Property and equipment, net	1,084,987	938,574

Goodwill	576,270	442,181
Other intangible assets, net	117,125	65,396
Deferred charges and other assets	118,014	166,825
Total	811,409	674,402

TOTAL ASSETS	$2,966,078	$2,486,743

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$1,070	$912
Short-term borrowings	14,912	4,830
Accounts payable	329,403	277,989
Accrued salaries and wages	62,482	68,269
Accrued income and other taxes	45,499	23,143
Total current liabilities	453,366	375,143

Long-term debt, less current portion	841,879	533,886
Deferred taxes	181,030	173,872
Deferred credits and other liabilities	144,262	93,003
Total liabilities	1,620,537	1,175,904

Minority interest	26,380	2,973

Stockholders’ equity:
Common stock issued (115,962,246 and 115,750,189 shares)	11,596	11,575
Capital in excess of par value	267,075	263,266
Retained income	1,264,665	1,251,695
Other comprehensive income (loss)	26,169	31,674
Treasury common stock (8,803,061 and 8,803,061 shares)	(250,344)	(250,344)
Total stockholders’ equity	1,319,161	1,307,866

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,966,078	$2,486,743

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2005	2004
Cash flows from operating activities
Net income	$32,224	$43,027
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,139	34,495
Minority interest in net income	1,330	75
Stock award compensation	4,122	3,817
Deferred income taxes	3,820	1,434
Loss (income) of unconsolidated affiliated company	(343)	(2,667)
Loss (gain) on sales of property, equipment and other assets	(100)	342
Restructuring related activities		(2,810)
Changes in working capital, net of effects of acquisitions	(57,577)	(18,853)
Net change in deferred charges and credits	6,436	3,419

Net cash provided by operating activities	30,051	62,279

Cash flows from investing activities
Additions to property and equipment	(43,777)	(34,112)
Business acquisitions and adjustments, net of cash acquired	(222,411)
Proceeds from sales of property, equipment and other assets	511	287
Proceeds from sale of restructuring related assets		3,131
Increased investment in unconsolidated affiliated company		(7,065)

Net cash used in investing activities	(265,677)	(37,759)

Cash flows from financing activities
Change in long-term debt	294,442	(14,312)
Change in short-term debt	(3,950)	(392)
Cash dividends paid to stockholders	(19,254)	(17,089)
Stock incentive programs	1,316	293

Net cash provided (used) by financing activities	272,554	(31,500)

Effect of exchange rates on cash	(119)	621

Net increase (decrease) in cash	36,809	(6,359)

Cash balance at beginning of year	93,898	76,476

Cash balance at end of period	$130,707	$70,117